Exhibit 10.1
UNITED STATES DISTRICT COURT
DISTRICT OF MASSACHUSETTS

IN RE TJX COMPANIES RETAIL	¦	MASTER DOCKET
SECURITY BREACH LITIGATION	¦	Civil Action No. 07-10162
(including cases transferred	¦	(Lead Case)
pursuant to:	¦
THE TJX COMPANIES, INC.,	¦
CUSTOMER DATA SECURITY BREACH	¦	MDL Docket No. 1838
LITIGATION)	¦
¦
THIS DOCUMENT RELATES TO:	¦
CONSUMER TRACK ACTIONS	¦
¦
AMENDED SETTLEMENT AGREEMENT
     This Amended Settlement Agreement, dated as of November 14, 2007 (the “Settlement Agreement”), is made and entered into by and among the following Settling Parties (as defined below) to the above-captioned consolidated action: (i) ACohen Marketing & Public Relations, LLC, Julie Buckley, Anne Cohen, LaQuita Kearney, Laura Lerner, Robert Mann, Jitka Parmet, Deborah Wilson, Kathleen Robinson, Shannon Kidd and Mary Robb Farley, (the “Representative Plaintiffs”), individually and on behalf of the Settlement Class (as defined below), by and through (in alphabetical order) Ben Barnow, Barnow and Associates, P.C.; Lester L. Levy, Wolf Popper LLP; and Sherrie R. Savett, Berger & Montague, P.C. (together, “Settlement Class Co-Lead Counsel”); (ii) The TJX Companies, Inc. (“TJX”), by and through its counsel of record, Harvey J. Wolkoff and Mark P. Szpak, Ropes & Gray LLP, and (iii) Fifth Third Bancorp (“Fifth Third”), by and through its counsel of record, W. Breck Weigel, Vorys Sater Seymour and Pease LLP. The Settlement Agreement is intended by the Settling Parties fully, finally, and forever to resolve, discharge, and settle the Released Claims (as defined below), upon and subject to the terms and conditions hereof.

I. THE LITIGATION
     On January 17, 2007, and February 21, 2007, TJX issued press releases disclosing that it had suffered an unauthorized intrusion or intrusions (hereinafter, “the Intrusion”) into the portion of its computer system that processes and stores information related to customer transactions. Beginning thereafter, in January 2007, and continuing through June 2007, lawsuits were filed in various state and federal jurisdictions in the United States, as well as in Canada, asserting claims against TJX in relation to the Intrusion. In April 2007, those actions pending in the United States District Court for the District of Massachusetts (“the Court”) were consolidated (“Consolidated Class Action”). The consolidated Massachusetts proceedings were divided into a “consumer track,” comprising all actions asserting putative class claims on behalf of TJX customers (“Consolidated Consumer Class Action”),1 and a “financial institution track,” comprising all actions asserting putative class claims on behalf of financial institutions.
     On May 9, 2007, in the Consolidated Consumer Class Action, a Consolidated Class Action Complaint (“the Complaint”) was filed alleging five counts, i.e., negligence, breach of contract, breach of implied contract, violation of Massachusetts General Laws, Chapter 93A Section 9, and Massachusetts General Laws, Chapter 93A, Section 11, and identifying ACohen Marketing & Public Relations, LLC, Julie Buckley, Anne Cohen, LaQuita Kearney, Laura Lerner, Robert Mann, Kimberly Myck-Rawson, Jitka Parmet, and Deborah Wilson, as the named representative plaintiffs.

[1]	Mace v. TJX Companies, Inc., Civ. No. 1:07-cv-10162 (D. Mass.); Buckley et al. v. TJX Companies, Inc., et al., Civ. No. 1:07-cv-10209 (D. Mass.); Gaydos v. TJX Companies, Inc., et al., Civ. No. 1:07-cv-10217 (D. Mass.); Cohen et al. v. TJX Companies, Inc., et al., Civ. No. 1:07-cv-10280 (D. Mass.); Rivas et al. v. TJX Companies, Inc., Civ. No. 1:07-cv-10565 (D. Mass.); McMorris et al. v. TJX Companies, Inc., et al., Civ. No. 1:07-cv-10682 (D. Mass.); Arians et al. v. TJX Companies, Inc., et al., Civ. No. 1:07-cv-10754 (D. Mass.); Mascolo-Brown et al. v. TJX Companies, Inc., et al., Civ. No. 1:07-cv-10769 (D. Mass.).

The Complaint named, as defendants, TJX and Fifth Third. On June 12, 2007, TJX and Fifth Third each filed motions to dismiss the Complaint, which motions were opposed on July 13, 2007.
     Pursuant to orders by the Judicial Panel on Multi-District Litigation dated June 28, 2007 and July 18, 2007, actions pending in other federal district courts across the United States asserting claims against TJX in relation to the Intrusion (“the Tag-along Actions”) were designated to be, or by the time of the execution of this Settlement Agreement will have been, transferred to and made a part of the consolidated proceedings pending in the United States District Court for the District of Massachusetts.2 In conjunction with the filing of this Settlement Agreement, an Amended Consolidated Class Action Complaint (the “Amended Consolidated Complaint”) is being filed in the Consolidated Consumer Class Action on behalf of the Settlement Class alleging the same or similar claims as are alleged in the Complaint and in the complaints in the Tag-along Actions and Canadian Actions, adding Kathleen Robinson as a Representative Plaintiff, and also adding Shannon Kidd, a resident of Canada, and Mary Robb Farley, a resident of Puerto Rico, as Representative Plaintiffs.
     Pursuant to the terms set out below, this Settlement Agreement resolves all actions and proceedings asserted or that could be asserted against TJX and Fifth Third and their respective Related Parties in relation to the Intrusion by and on behalf of putative classes of TJX customers in the United States (including the District of Columbia), Puerto Rico and Canada, including the

[2]	Wood et al. v. TJX Companies, Inc., et al., Civ. No. 2:07-cv-00147 (N.D. Ala.); Lemley v. TJX Companies, Inc., et al., Civ. No. 2:07-cv-02168 (C.D. Cal.); Miranda v. TJX Companies, Inc., et al., Civ. No. 3:07-cv-01075 (D. P.R.); Tennent v. TJX Companies, Inc., et al., Civ. No. 3:07-cv-00484 (S.D. Cal.); Salinas et al. v. TJX Companies, Inc., et al., Civ. No. 2:07-cv-02172 (C.D. Cal.); Pickering v. TJX Companies, Inc., et al., Civ. No. 2:07-cv-02172 (C.D. Cal.); Robinson v. TJX Companies, Inc., et al., Civ. No. 1:07-cv-02139 (N.D. Ill.); Wardrop v. TJX Companies, Inc., Civ. No. 1:07-cv-00430 (W.D. Mich.); Taliaferro et al. v. TJX Companies, Inc., et al., Civ. No. 1:07-cv-00388 (S.D. Ohio); Lack et al. v. TJX Companies, Inc., et al., Civ. No. 6:07-cv-00233 (E.D. Tex.); Lamb v. TJX Companies, Inc., et al., Civ. No. 4:07-cv-00379 (W.D. Mo.); Roberts v. TJX Companies, Inc., et al., Civ. No. 1:07-cv-02887 (N.D. Ill.); Hamilton Griffin v. TJX Companies, Inc., et al., Civ. No. 4:07-cv-01113 (E.D. Mo.); Dundon et al. v. TJX Companies, Inc., et al., Civ. No. 4:07-cv-00078 (S.D. Ga.); Hill et al. v. TJX Companies, Inc., et al., Civ. No. 4:07-cv-00276 (N.D. Fla.); Sharkey v. TJX Companies, Inc., et al., Civ. No. 2:07-cv-00389 (M.D. Fla.); Agnelly v. TJX Companies, Inc., et al., Civ. No. 2:07-cv-03271 (E.D. La.); Gutierrez v. TJX Companies, Inc., et al., Civ. No. 1:07-cv-03533 (N.D. Ill.).

Consolidated Consumer Class Action, the Tag-along Actions and any other such actions by and on behalf of putative classes of TJX customers originating or that may originate in jurisdictions in the United States (including the District of Columbia), Puerto Rico, and Canada (collectively, “the Litigation”).
II. CLAIMS OF THE REPRESENTATIVE PLAINTIFFS AND BENEFITS OF SETTLEMENT
     The Representative Plaintiffs believe that the claims asserted in the Litigation as set forth in the Amended Consolidated Complaint have merit. Representative Plaintiffs and Settlement Class Co-Lead Counsel, however, recognize and acknowledge the expense and length of continued proceedings necessary to prosecute the Litigation against TJX, Fifth Third and their respective Related Parties through motion practice, trial, and potential appeals. Settlement Class Co-Lead Counsel also have taken into account the uncertain outcome and the risk of further litigation, as well as the difficulties and delays inherent in such litigation. Settlement Class Co-Lead Counsel are also mindful of the inherent problems of proof and possible defenses to the claims asserted in the Litigation. Settlement Class Co-Lead Counsel believe that the settlement set forth in this Settlement Agreement confers substantial benefits upon the Settlement Class (as defined below). Settlement Class Co-Lead Counsel have determined that the settlement set forth in this Settlement Agreement is fair, reasonable, and adequate, and in the best interests of the Settlement Class.
III. DENIAL OF WRONGDOING AND LIABILITY
     TJX denies each and all of the claims and contentions alleged against it and its Related Parties in the Litigation, including as set forth in the Amended Consolidated Complaint, and believes that these claims and contentions are totally without merit. Specifically, TJX denies all charges of wrongdoing or liability as alleged against it and its Related Parties in the Litigation. Nonetheless, TJX has concluded that further conduct of the Litigation would be protracted and expensive, and that it is desirable that the Litigation be fully and finally settled in the manner and upon the terms and conditions set forth in this Settlement Agreement. TJX also has taken into account the uncertainty and risks inherent in any litigation, especially in class action cases such as this Litigation. TJX has, therefore, determined that it is desirable and beneficial that the Litigation be settled in the manner and upon the terms and conditions set forth in this Settlement Agreement. Fifth Third denies each and all of the claims and contentions alleged against it and its Related Parties in the Litigation, including as set forth in the Amended Consolidated Complaint, and believes that these claims and contentions are totally without merit. Specifically, Fifth Third denies all charges of wrongdoing or liability as alleged against it and its Related Parties in the Litigation.
IV. TERMS OF SETTLEMENT
     NOW, THEREFORE, IT IS HEREBY STIPULATED AND AGREED, by and among the Representative Plaintiffs, individually and on behalf of the Settlement Class, by and through Settlement Class Co-Lead Counsel, and each of TJX and Fifth Third that, subject to the approval of the Court, the Litigation and the Released Claims shall be finally and fully compromised, settled, and released, and the Litigation shall be dismissed with prejudice as to all Settling Parties, upon and subject to the terms and conditions of this Settlement Agreement, as follows.
     1. Definitions
     As used in the Settlement Agreement, the following terms have the meanings specified below:
     1.1 “Claims” means known claims and Unknown Claims, actions, allegations, demands, rights, liabilities, and causes of action of every nature and description whatsoever, whether contingent or non-contingent, and whether at law or equity.

     1.2 “Claims Administration” means the processing of claims received from Settlement Class Members by the Claims Administrator, and “Costs of Claims Administration” means all actual costs associated with or arising from Claims Administration.
     1.3 “Claims Administrator” means such claims administrator as may be selected by TJX and agreed to by Settlement Class Co-Lead Counsel, with preference to the Garden City Group, Inc. if its overall price is equal to or lower than a comparable entity.
     1.4 “Credit Monitoring and Identity Theft Insurance” shall mean (i) for Unreceipted Return Customer Claimants residing in the United States or Puerto Rico, the Equifax “Credit WatchTM Gold with 3-in-1 Credit Monitoring” product (including $20,000 in identity theft insurance) that TJX previously offered in the Prior TJX Credit Monitoring/Insurance Offer, (ii) for Unreceipted Return Customer Claimants residing in Canada, the most similar credit monitoring and identity theft insurance products offered commercially by Intersections Inc. at equivalent cost to TJX, and (iii) for Unreceipted Return Customer Claimants residing in New York, where such Credit Monitoring and Identity Theft Insurance is not currently available from Equifax or other similar provider, the most similar credit monitoring and identity theft insurance products offered commercially.
     1.5 “Effective Date” means the first date by which all of the events and conditions specified in ¶ 9.1 hereof have occurred and have been met.
     1.6 “Final” means the occurrence of all of the following events: (i) the settlement pursuant to this Settlement Agreement is approved by the Court; (ii) the Court has entered a Judgment (as that term is defined herein); (iii) the time to appeal or seek permission to appeal from the Judgment has expired or, if appealed, the appeal has been dismissed in its entirety, or the Judgment has been affirmed in its entirety by the court of last resort to which such appeal may be taken, and such dismissal or affirmance has become no longer subject to further appeal or review. Notwithstanding the above, any order modifying or reversing any fee award made in this case shall not affect whether the Judgment is “Final” as defined in the preceding sentence, or any other aspect of the Judgment.
     1.7 “Judgment” means a judgment rendered by the Court, in the form attached hereto as Exhibit E, or a judgment substantially similar to such form in both terms and cost.
     1.8 “Named Plaintiff” means each Person (as defined in ¶ 1.11 herein) who is named as a plaintiff in any pending case in the Litigation and who, prior to the execution of the Settlement Agreement by Settlement Class Co-Lead Counsel, joins in this settlement by affirming in a writing (which will be filed with the Court by the Settling Parties) that he or she, or his or her counsel, approve and join in this settlement.
     1.9 “Notice Specialist” means Hilsoft Notifications, Souderton, Pennsylvania.
     1.10 “Opt-Out Date” means the date by which members of the Settlement Class must mail their requests to be excluded from the Settlement Class in order for that request to be effective. The postmark date shall be the mailing date.
     1.11 “Person” means an individual, corporation, partnership, limited partnership, limited liability company or partnership, association, joint stock company, estate, legal representative, trust, unincorporated association, government or any political subdivision or agency thereof, and any business or legal entity, and their respective spouses, heirs, predecessors, successors, representatives, or assignees.
     1.12 “Plaintiffs’ Counsel” means Settlement Class Co-Lead Counsel, and all other attorneys who represent Named Plaintiffs who have joined in this settlement.
     1.13 “Prior TJX Credit Monitoring/Insurance Offer” means the offer previously made by TJX to certain Unreceipted Return Customers of one year of the Equifax “Credit WatchTM Gold with 3-in-1 Credit Monitoring” product.

     1.14 “Related Parties” means an entity’s past or present directors, officers, employees, contractors, auditors, principals, agents, attorneys, predecessors, successors, parents, subsidiaries, divisions and related or affiliated entities, and includes, without limitation, any Person related to such entity who is, was or could have been named as a defendant in any of the United States, Puerto Rico or Canadian actions in the Litigation.
     1.15 “Released Acquiring Banks” means Chase Merchant Services LLC; The Chase Manhattan Bank; Chase Paymentech Solutions; Paymentech Canada; Banco Popular de Puerto Rico; First Data Loan Company, Canada; and Laurentian Bank of Canada (assignee of Toronto-Dominion Bank).
     1.16 “Released Claims” shall collectively mean any and all Claims, including those arising under state or federal law of the United States or under provincial or federal law of Canada or under the law of Puerto Rico (including, without limitation, any causes of action under Mass. Gen. Laws ch. 93A, Mass. Gen. Laws ch. 214, § 1B, the California Business & Professional Code § 17200 et seq., California Civil Code § 1798.80 — 84 et seq., California Civil Code § 1798.53, Tex. Bus. & Com. § 48.001 et seq., Georgia Code § 10-1-910 et seq., and any similar statutes in effect in any other states in the United States or in Puerto Rico; the Personal Information Protection Act, the Privacy Act, the Personal Information Protection and Electronic Documents Act, the Freedom of Information and Protection of Privacy Act, and any similar statutes in effect in Canada or the provinces of Canada; negligence; negligence per se; breach of contract; breach of fiduciary duty; breach of confidence; misrepresentation (whether fraudulent, negligent or innocent); unjust enrichment; and bailment), and including, but not limited to, any and all claims in any state or federal court of the United States, or any provincial or federal court of Canada, or any court of or located in Puerto Rico, for damages, injunctive relief, disgorgement, declaratory relief, equitable relief, attorneys’ fees and expenses, pre-judgment interest, credit monitoring services, the creation of a fund for future damages, statutory penalties, restitution, the appointment of a receiver, and any other form of relief, that either have been asserted or could have been asserted by any Settlement Class Member against any of the Released Persons or any of the Indemnified Persons (as defined below) based on, relating to, concerning or arising out of the allegations, facts, or circumstances alleged in the Litigation or any other allegations, facts or circumstances with respect to the Intrusion. Without limitation of the foregoing, Released Claims specifically include any Claim for alleged injury or loss stemming from the Intrusion as may have been or could have been asserted by any Settlement Class Member against any person or entity (such as, for example and without limitation, any entity that issued credit or debit cards to Settlement Class Members) (collectively, the “Indemnified Persons”) that could seek indemnification or contribution from any of the Released Persons in respect of such Claim, except that Released Claims shall not include Claims by any individual Settlement Class Member against any card-issuing financial institution brought on an individual, case-by-case basis for reimbursement or waiver of purportedly fraudulent card charges (or other charges by the card-issuing financial institution in connection with purportedly fraudulent card charges) that such card-issuing financial institution assertedly should have reimbursed or waived but has refused to reimburse or waive. Released Claims shall not include the right of any Settlement Class Member or any Released Person or any Indemnified Person to enforce the terms of the settlement contained in the Settlement Agreement. Further, for all Settlement Class Members who are not part of the Unreceipted Return Customers referenced in ¶ 2.1 below, and who have given their social security number, whether by driver’s license or any other means, to TJX, there shall be no waiver of any claim that they may have regarding identity theft from the Intrusion (other than credit/debit card charges) if brought within three years from the execution of this Settlement Agreement. Any such claim may be made only as an individual claim, as the right to a class action or relief on a class basis for any such claim is released and waived, and, in the event of the assertion of any such individual claim, the parties against whom the claim is asserted shall be deemed to have retained and shall have the right to assert any responsive claims, counterclaims and defenses relating thereto, as well as any cross-claims and third-party claims and defenses relating thereto, all notwithstanding the provisions of ¶ 6.2 and ¶ 6.3 below.
     1.17 “Released Persons” means TJX and its Related Parties, Fifth Third and its Related Parties, and the Released Acquiring Banks and their respective Related Parties.
     1.18 “Representative Plaintiffs” means ACohen Marketing & Public Relations, LLC, Julie Buckley, Anne Cohen, LaQuita Kearney, Laura Lerner, Robert Mann, Jitka Parmet, Deborah Wilson, Kathleen Robinson, Shannon Kidd, and Mary Robb Farley.
     1.19 “Settlement Class” means all Persons in the United States (including the District of Columbia), Puerto Rico or Canada who shopped at TJX Stores in the United States, Puerto Rico or Canada, made a purchase or return, have had or allege having had personal or financial data stolen or placed at risk of being stolen from TJX’s computer systems, and who were or may be damaged thereby or who allege damage therefrom. Excluded from the definition of Settlement Class are TJX, Fifth Third, and their respective officers and directors, and those Persons who timely and validly request exclusion from the Settlement Class.
     1.20 “Settlement Class Co-Lead Counsel” means Ben Barnow, Barnow and Associates, P.C.; Lester L. Levy, Wolf Popper LLP; and Sherrie R. Savett, Berger & Montague, P.C.
     1.21 “Settlement Class Member(s)” means a Person(s) who falls within the definition of the Settlement Class.

     1.22 “Settling Parties” means, collectively, TJX, on behalf of itself and its Related Parties, Fifth Third, on behalf of itself and its Related Parties, and the Representative Plaintiffs, individually and on behalf of the Settlement Class.
     1.23 “TJX Stores” means stores operated by TJX under any of the names T.J. Maxx, Marshalls, T.J. Maxx ‘n More, Marshalls MegaStore, The Maxx, HomeGoods, A.J. Wright, Winners, and HomeSense.
     1.24 “Unknown Claims” means any of the Released Claims that any Settlement Class Member, including any Representative Plaintiff, does not know or suspect to exist in his favor at the time of the release of the Released Persons which, if known by him or her, might have affected his or her settlement with and release of the Released Persons, or might have affected his or her decision not to object to and/or to participate in this settlement. With respect to any and all Released Claims, the Settling Parties stipulate and agree that, upon the Effective Date, the Representative Plaintiffs expressly shall have, and each of the other Settlement Class Members shall be deemed to have, and by operation of the Judgment shall have, waived the provisions, rights, and benefits conferred by California Civil Code § 1542, and also any and all provisions, rights, and benefits conferred by any law of any state, province or territory of the United States (including, without limitation, Montana Code Ann. § 28-1-1602; North Dakota Cent. Code § 9-13-02; and South Dakota Codified Laws § 20-7-11), Puerto Rico or Canada, or principle of common law or international or foreign law, including Canadian and Puerto Rican law, which is similar, comparable, or equivalent to California Civil Code §1542, which provides:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

The Settlement Class Members, including the Representative Plaintiffs, and any of them, may hereafter discover facts in addition to or different from those that they, and any of them, now know or believe to be true with respect to the subject matter of the Released Claims, but the Representative Plaintiffs expressly shall have, and each other Settlement Class Member shall be deemed to have, and by operation of the Judgment shall have, upon the Effective Date, fully, finally, and forever settled and released any and all Released Claims. The Settling Parties acknowledge, and the Settlement Class Members shall be deemed by operation of the Judgment to have acknowledged, that the foregoing waiver is a material element of the settlement of which this release is a part. Notwithstanding the foregoing, the Settling Parties acknowledge and incorporate here as if fully set forth here the last two sentences of ¶ 1.16 above.
     1.25 “Unreceipted Return Customers” means those customers who returned merchandise to a TJX Store without receipts and who were sent a letter from TJX that TJX had specifically identified that their names and addresses, and driver’s license or military, state or tax identification numbers, were information TJX believed was stolen in the Intrusion.
     1.26 “Unreceipted Return Customer Claimant” means an Unreceipted Return Customer who submits a valid claim under ¶ 2.1 below.
     1.27 “Voucher” means a voucher usable for credit against the purchase of merchandise (excluding gift cards) at any TJX Store (with up to $1.00 in cash back according to TJX’s usual procedures), which shall be valid for a period of one year from the date of transmission, have no restrictions on transferability and be freely stackable (i.e., multiple vouchers can be combined on a single transaction) and applied for credit in addition to all other sales or discounts then available, including the 15% off one day sales event provided for hereunder (for example, if the purchase price of goods equals $100 and the balance remaining on a Voucher equals $30, and another sale or discount amounts to 15% off, then the Settlement Class Member pays $55 ($100

- $15 - $30 = $55)), and may be provided in paper or plastic form, at TJX’s election, and may be in the form of a special gift card issued by TJX or an affiliate thereof, again at TJX’s election. Settlement Class Members submitting a valid claim for any voucher under ¶ 2.2 below may elect to be sent, in lieu of such voucher, a $15 check per voucher (“Check-in-Lieu”), by so indicating on the claim form. Vouchers provided under ¶ 2.2 below to Settlement Class Members with an address in the United States or Puerto Rico shall be issued in U.S. currency amounts and shall be usable at TJX Stores located in the United States or Puerto Rico. Vouchers provided under ¶ 2.2 below to Settlement Class Members with an address in Canada shall be issued in Canadian currency amounts and shall be usable at TJX Stores located in Canada. Checks-in-Lieu shall similarly be in the currency of the place of the Settlement Class Member’s address (i.e., $15 U.S. for Settlement Class Members with an address in the United States or Puerto Rico, and $15 Canadian for Settlement Class Members with an address in Canada). Checks-in-Lieu shall be valid for 180 days from the date of issue.
     1.28 “United States” as used in this Settlement Agreement includes the District of Columbia.
     2. The Settlement
     2.1 (a) TJX shall make available free of charge (i) to Unreceipted Return Customer Claimants (other than those set forth in subparagraph 2.1(a)(ii)), three years of Credit Monitoring and Identity Theft Insurance from the date of subscription, and (ii) to Unreceipted Return Customer Claimants who accepted the Prior TJX Credit Monitoring/Insurance Offer, two years of Credit Monitoring and Identity Theft Insurance from the date of subscription in addition to the one year of Credit Monitoring/Insurance previously provided under the Prior TJX Credit Monitoring/Insurance Offer. Unreceipted Return Customer Claimants shall have 90 days following the Claims Administrator’s mailing of written notice of the settlement benefit provided in this subparagraph

2.1(a), as set out in the form attached hereto as Exhibit D, to subscribe for the Credit Monitoring and Identity Theft Insurance made available under this subparagraph.
          (b) TJX shall reimburse each Unreceipted Return Customer Claimant who submits valid documentary support to the Claims Administrator showing that he or she replaced his or her driver’s license between January 17, 2007 and June 30, 2007, other than in the ordinary course, for the actual replacement cost of the driver’s license in the amount charged by the motor vehicle department of the issuing state, province or territory. Unreceipted Return Customer Claimants shall have 90 days following the Claims Administrator’s mailing of written notice of the settlement benefit provided in this subparagraph 2.1(b), as set out in the form attached hereto as Exhibit C-1, to submit a claim therefor. This provision compensates any such Settlement Class Member for driver’s license replacement costs only, and does not preclude such Settlement Class Member from seeking any other benefit or reimbursement available to such Settlement Class Member under any other provision of this Settlement Agreement.
          (c) TJX shall reimburse each Unreceipted Return Customer Claimant whose social security number is the same as his or her driver’s license or military, tax or state identification number, and who did not accept the Prior TJX Credit Monitoring/Insurance Offer, for any unreimbursed loss of more than sixty dollars ($60) resulting from identity theft from the Intrusion (other than credit/debit card charges) that occurred during the period from January 17, 2007 through the date 40 days after the Credit Monitoring and Identity Theft Insurance is first offered generally pursuant to the Settlement Agreement.
               (i) Unreceipted Return Customers seeking reimbursement of losses pursuant to this subparagraph 2.1(c) must submit a written claim to TJX (through the Claims Administrator), in the form of Exhibit C-2, together with proof of such losses, within six months after the Effective Date. Following such submission of the claim, TJX shall have 30 days to accept the claim, reject the claim, or identify, in writing to the claimant, such consents and additional information (“Claim Supplementation”) as TJX may reasonably request to investigate the claim. If TJX requests such Claim Supplementation, it shall be provided to TJX (through the Claims Administrator) by the claimant within 30 days of the request, and TJX shall have 30 days from receipt of the Claim Supplementation to accept or reject the claim.
               (ii) The claimant shall have 30 days following any rejection by TJX to submit the claim, including all supporting materials previously submitted to TJX, to an independent arbitrator from JAMS/Endispute. JAMS/Endispute shall notify TJX and TJX shall have 30 days from the date of such notice to provide its reasons for rejection of the claim to JAMS/Endispute, and JAMS/Endispute shall conduct such hearing and proceedings, if any, as it deems fit. The decision of JAMS/Endispute shall be final. The fees and expenses of JAMS/Endispute shall be paid for by TJX.
               (iii) Individual payments made by TJX pursuant to this subparagraph 2.1(c) shall be reduced by the amount of any Vouchers or Checks-in-Lieu received by the Unreceipted Return Customer Claimant pursuant to subparagraph 2.2 below. In any event, any such Settlement Class Member may continue to seek any other benefit or reimbursement available to such Settlement Class Member under any other provision in this agreement. For example, if a claim under this ¶ 2.1(c) exceeds the amount of any Vouchers or Checks-in-Lieu received by such Settlement Class Member pursuant to ¶ 2.2 below, then such Settlement Class Member may seek reimbursement for cash pursuant to this ¶ 2.1(c), less the amount of any Vouchers or Checks-in-Lieu received. Notwithstanding the foregoing, the total amount payable by TJX pursuant to this subparagraph 2.1(c) is limited to an aggregate of $1 million, and in the event the value of accepted claims pursuant to this subparagraph 2.1(c) exceeds $1 million, such claims shall be prorated. No claims under this subparagraph 2.1(c) shall be payable by TJX until 30 days after the decision by JAMS/Endispute of all claims submitted to independent arbitration.

     2.2 TJX shall provide Vouchers or Checks-in-Lieu to all Settlement Class Members who submit valid claims under pains and penalties of perjury, using the claim form attached hereto as Exhibit C-3, showing that they:
(i) made a purchase with a credit card, debit card or check at a TJX Store during the period from December 31, 2002 through September 2, 2003 or the period from May 15, 2006 through December 18, 2006, and
(ii) incurred reasonable, more than de minimis (i.e., $5.00 or more) out-of-pocket costs and/or lost time (calculated at $10.00 per hour) between January 17, 2007 and June 30, 2007, as a result of the Intrusion as alleged in the Complaint (other than driver’s license replacement costs reimbursed under ¶ 2.1 above), all as set forth in (a) and (b) below.
Settlement Class Members submitting a claim under this ¶ 2.2 may do so under one of two categories:
(a) Self-Certification Category: Settlement Class Members may demonstrate that they satisfy both (i) and (ii) above by self-certification. TJX will provide Settlement Class Members submitting valid self-certifications in this category a Voucher in the amount of $30.00 or a Check-in-Lieu in the amount of $15.00. Total benefits pursuant to this subparagraph 2.2(a) shall not exceed $10 million. Each valid claim shall be treated as a $30 charge against such $10 million cap whether the claimant elects to receive a $30 Voucher or a $15 Check-in-Lieu. In the event the total of such charges exceeds $10 million, the dollar amount of each Voucher or Check-in-Lieu under this subparagraph 2.2(a) shall be proportionately reduced (e.g., if the total of such charges exceeds $10 million by $667,000 (i.e., by 1/15 of $10,000,000), the dollar amount of each such Voucher shall be $28.00 and the dollar amount of each such Check-in-Lieu shall be $14.00).
(b) Documentary Support Category: Settlement Class Members must submit a sales slip, credit or debit card account statement, or cancelled check to demonstrate that they satisfy (i) above, and reasonable documentation (other than self-certification) to demonstrate that they satisfy (ii) above. TJX will provide each Settlement Class Member submitting a valid claim in this category a Voucher in the amount of $30.00 or a Check-in-Lieu in the amount of $15.00. If a Settlement Class Member submits documentation to satisfy (ii) above showing (by means other than self-certification) $5.00 or more in actual, out-of pocket costs and that the total of out-of-pocket costs together with lost time (calculated at $10.00 per hour) are more than $30.00, TJX shall provide such Settlement Class Member a second Voucher in the amount of $30.00 or a second Check-in-Lieu in the amount of $15.00 (i.e., claimants satisfying the requirements of this sentence may receive a total of either two Vouchers or two Checks-in-Lieu, as opposed to one of each). The total amount of Vouchers under this subparagraph 2.2(b) is not subject to any cap. The total amount of Checks-in-Lieu under this subparagraph 2.2(b) is subject to a cap of $7 million, with each Check-in-Lieu treated as a $15 charge against such cap (claimants qualifying for two Checks-in-Lieu under this subparagraph may, in the discretion of TJX, instead be sent a single physical check for the combined amount of $30, which shall be treated as a $30 charge against such cap), and in the event the total of such charges exceeds $7 million, the dollar amount of each Check-in-Lieu under this subparagraph 2.2(b) shall be proportionately reduced (e.g., if the dollar amount of such charges exceeds $7 million by $467,000 (i.e., by 1/15 of $7,000,000), the dollar amount of each such Check-in-Lieu shall be $14.00).
     Eligible Settlement Class Members submitting a claim under this ¶ 2.2 are limited to one claim per household, and must do so under category (a) or category (b), but not both. Settlement Class Members submitting a claim under this ¶ 2.2 may also submit a claim for any other benefit or reimbursement available to such Settlement Class Member under any other provision of this agreement. Settlement Class Members meeting the requirements for benefits under this ¶ 2.2 shall have until a date certain, which shall be 90 days from the first scheduled date for the Final Fairness Hearing, but if that date shall fall on a weekend or holiday, then the first business day following, to submit a claim therefor. Claims shall be submitted to, and Vouchers or Checks-in-lieu provided by TJX to valid claimants shall be distributed to such valid claimants by, the Claims Administrator.
     2.3 TJX shall hold a one-time special event (the “Special Event”) in which prices on all merchandise (excluding gift cards) in all TJX Stores shall be reduced by 15%. This 15% price reduction shall be applied at the check-out register and shall be in addition to all other discounts (other than employee discounts), if any, and shall be available to all customers making purchases on that day. The Special Event shall be on one day on a Thursday, Friday or Saturday in January, February or July as designated by TJX. The Special Event shall occur following the Effective Date on a date which will allow for proper commercial management of the event. TJX Stores shall have extended hours (8:00 a.m. to 10:00 p.m.) on the day of the Special Event, except as may be limited by local laws. While by necessity and practicality, the public may access this sale, the sale is provided for by this Settlement Agreement and is available to all members of the Settlement Class. The description of this settlement benefit in the Summary Notice and Notice shall be as set out in the forms attached hereto as Exhibits B and C hereto. TJX shall provide customary course of business notice of the event, to be advertised close in time to the day on which the Special Event will occur.

TJX represents that it has not had any storewide sale event in the TJX Stores systemwide in the past, to the best of senior management’s recollection, and that this sale event is the direct result of this settlement, and that the 15% price reduction during the event shall be in addition to any and all other discounts, sales, and the like (other than employee discounts) available at the time of the event. No discount available to the public shall be withdrawn because of the Special Event.
     2.4 TJX shall provide for an ombudsman to be available at a toll free number during normal business hours to handle questions about card cancellations, credit theft, etc., through January 19, 2008. TJX shall provide a link on its website to the website of the Federal Trade Commission (the “FTC”) regarding credit or identity theft, through January 19, 2008.
     2.5 By 30 days after the date of this Settlement Agreement (i.e., the Amended Settlement Agreement), an independent expert retained by TJX shall submit a written report to plaintiffs’ designated independent expert, setting forth any actions taken or planned to be taken by TJX, subsequent to TJX’s discovery of the Intrusion, to enhance the security of TJX’s computer system (the “Enhancement Actions”). The independent expert retained by TJX shall, within 30 days of submitting such report, meet with plaintiffs’ independent expert (together with counsel for TJX and plaintiffs) to discuss the report. Plaintiffs’ independent expert shall within 30 days thereafter provide a responsive letter to plaintiffs stating whether the Enhancement Actions are, in the judgment of plaintiff’s independent expert, a prudent and good faith attempt by TJX to minimize the likelihood of intrusions in the future. Within 15 days thereafter, Settlement Class Co-Lead Counsel shall provide TJX with a letter indicating whether they accept the report, or do not accept it, and failure to provide such letter to TJX shall be deemed acceptance. All of the foregoing terms of this ¶ 2.5 shall be subject to such confidentiality restrictions as TJX may reasonably require to protect the security of its computer system. The settlement is contingent upon Settlement Class Co-Lead Counsel’s acceptance of the Enhancement Actions as set out in the report, which must in any event occur prior to any notice to the class, and which acceptance shall not be unreasonably withheld. Unless otherwise prohibited by the FTC, and subject to such confidentiality restrictions as TJX or the FTC may reasonably require (including, without limitation, any appropriate redactions) to protect the security of TJX’s computer system, TJX shall provide to the Settlement Class Co-Lead Counsel reports relative to any actions taken or planned to be taken by TJX, subsequent to TJX’s discovery of the Intrusion, to enhance the security of TJX’s computer system, that TJX submits to the FTC upon conclusion of any resolution of the pending FTC investigation of the Intrusion.
     2.6 All costs associated with notice to the Settlement Class as required herein and Claims Administration shall be paid by TJX.
     2.7 The Settling Parties agree, for purposes of this settlement only, to the certification of the Settlement Class. If the settlement set forth in this Settlement Agreement is not approved by the Court, or if the settlement is terminated or cancelled pursuant to the terms of this Settlement Agreement, then this Settlement Agreement, and the certification of the Settlement Class provided for herein, will be vacated and the Litigation shall proceed as though the Settlement Class had never been certified, without prejudice to any party’s position on the issue of class certification or any other issue. The Settling Parties’ agreement to the certification of the Settlement Class is also without prejudice to any position asserted by the Settling Parties in any other proceeding, case or action including, without limitation, the “financial institutions track” proceedings otherwise consolidated with the Litigation in the above-captioned civil action, as to which all of their rights are specifically preserved.
     2.8 Settlement Class Co-Lead Counsel agree that TJX’s and Fifth Third’s time to answer or otherwise respond to the Amended Consolidated Complaint shall be treated by them as extended without date.

     3. Order of Preliminary Approval and Publishing of Notice of a Final Fairness Hearing
     3.1 As soon as practicable after the execution of the Settlement Agreement, Settlement Class Co-Lead Counsel and counsel for TJX and Fifth Third shall jointly submit this Settlement Agreement to the Court, and, within 7 calendar days after the period for any termination of the Settlement Agreement pursuant to ¶ 10.4 has expired without Settlement Class Co-Lead Counsel having taken such action, Settlement Class Co-Lead Counsel shall file a motion for preliminary approval of the settlement with the Court and apply for entry of an order (the “Order of Preliminary Approval and Publishing of Notice of a Final Fairness Hearing”), in the form attached hereto as Exhibit A, or an order substantially similar to such form in both terms and cost, requesting, inter alia,
          (a) certification of the Settlement Class for settlement purposes only pursuant to ¶ 2.7;
          (b) preliminary approval of the settlement as set forth herein;
          (c) approval of the publication of a customary form of summary notice (the “Summary Notice”) in the form attached hereto as Exhibit B (in a manner certified by the Notice Specialist to have a reach of not less than approximately 80% of the putative class, targeted to adults over 18, in the United States, Puerto Rico and Canada), and a customary long form of notice (“Notice”) in the form attached hereto as Exhibit C, which together shall include a fair summary of the parties’ respective litigation positions, the general terms of the settlement set forth in the Settlement Agreement, instructions for how to object to or opt-out of the settlement, the process and instructions for making claims to the extent contemplated herein, and the date, time, and place of the Final Fairness Hearing;
          (d) appointment of Hilsoft Notifications as Notice Specialist;

          (e) appointment of the Garden City Group, Inc. as Claims Administrator (as conditioned above); and
          (f) approval of the Unreceipted Return Customer Notice and Proofs of Claim attached hereto as Exhibits D, C-1 and C-2; and approval of the Voucher/Check-in-Lieu Proof of Claim attached hereto as Exhibit C-3.
     3.2 TJX shall pay for and shall assume the administrative responsibility of providing notice to the Settlement Class in accordance with the Order of Preliminary Approval and Publishing of Notice of a Final Fairness Hearing, and the costs of such notice, together with the Costs of Claims Administration, shall be paid by TJX. Notice shall be provided to the Unreceipted Return Customers by first-class direct mail, to the extent reasonably practicable. The notice program otherwise (including notice to those Settlement Class Members referenced in the last two sentences of ¶ 1.16 above) shall be by publication in print and shall be designed to have a reach of not less than approximately 80% of the putative class, targeted to adults over 18, in the United States, Puerto Rico and Canada through publication of a Summary Notice in the form attached hereto as Exhibit B, and which publication shall run, if approved by the Court, in a range of consumer magazines, newspapers, and/or newspaper supplements to be designated by the Notice Specialist and approved by the Court. The Claims Administrator shall establish a dedicated settlement website, and shall maintain and update the website throughout the Claim Period, with the forms of Summary Notice, Notice, and Proofs of Claim approved by the Court, as well as this Settlement Agreement. The Claims Administrator also will provide copies of the forms of Summary Notice, Notice, and Proofs of Claim approved by the Court, as well as this Settlement Agreement, upon request. Prior to the Final Fairness Hearing, the Settlement Class Co-Lead Counsel and TJX shall cause to be filed with the Court an appropriate affidavit or declaration with respect to complying with this provision of notice. At a minimum, Notice shall be provided in English, Spanish or French as appropriate for

TJX locations in accordance with the language used in TJX’s usual course of business advertising, promotions and in-store displays.
     3.3 The Settlement Class Co-Lead Counsel and TJX shall request that after notice is given, the Court hold a hearing (the “Final Fairness Hearing”) and grant final approval of the settlement set forth herein.
     3.4 The Settlement Class Co-Lead Counsel and TJX further agree that the proposed Order of Preliminary Approval and Publishing of Notice of a Final Fairness Hearing shall provide, subject to Court approval, that, pending the final determination of the fairness, reasonableness, and adequacy of the settlement set forth in the Settlement Agreement, no Settlement Class Member, either directly, representatively, or in any other capacity, shall institute, commence, or prosecute against the Released Persons any of the Released Claims in any action or proceeding in any court or tribunal.
     4. Opt-Out Procedures
     4.1 Each Person wishing to opt out of the Settlement Class shall individually sign and timely submit written notice of such intent to either of the designated Post Office boxes established by the Claims Administrator. The written notice must clearly manifest an intent to be excluded from the Settlement Class. To be effective, written notice must be postmarked at least 21 days prior to the date set in the Notice for the Final Fairness Hearing.
     4.2 All Persons who submit valid and timely notices of their intent to be excluded from the Settlement Class, as set forth in ¶ 4.1 above, referred to herein as “Opt-Outs,” shall neither receive any benefits of nor be bound by the terms of this Settlement Agreement. All Persons falling within the definition of the Settlement Class who do not request to be excluded from the Settlement Class in the manner set forth in ¶ 4.1 above shall be bound by the terms of this Settlement Agreement and Judgment entered thereon.

     5. Objection Procedures
     5.1 Each Settlement Class Member wishing to object to the settlement shall submit a timely written notice of his objection which shall set forth the reasons for the Settlement Class Member’s objection, and further state whether the objector intends to appear at the Final Fairness Hearing. The objection also must provide information identifying the objector as a Settlement Class Member, including (a) proof (e.g., a sales slip, credit or debit statement, or cancelled check) of having made a purchase or return at a TJX Store, or an affidavit setting forth, in as much detail as the objector remembers, the fact of purchase(s) or return(s), the product(s) purchased or returned, the price of the product(s), the approximate date of said purchase(s) or returns, and the place of the purchase(s) or returns, and (b) documentation supporting the objector’s allegation of damage. To be timely, written notice of an objection in appropriate form must be filed with the Clerk of the United States District Court for the District of Massachusetts, John Joseph Moakley U.S. Courthouse, 1 Courthouse Way, Boston, MA 02210, 21 days prior to the date set in the Notice for the Final Fairness Hearing, and served concurrently therewith upon any one of the Settlement Class Co-Lead Counsel (Ben Barnow, Barnow and Associates, P.C., One North LaSalle Street, Suite 4600, Chicago, IL 60602; Sherrie R. Savett, Berger & Montague, P.C. , 1622 Locust Street, Philadelphia, PA 19103; or Lester L. Levy, Wolf Popper LLP, 845 Third Avenue, New York, NY 10022), counsel for TJX (Harvey J. Wolkoff, Ropes & Gray LLP, One International Place, Boston, MA, 02110), and counsel for Fifth Third (W. Breck Weigel, Vorys Sater Seymour and Pease LLP, Atrium Two, Suite 2000, 221 East Fourth Street, Cincinnati, OH 45202).
     6. Releases
     6.1 Upon the Effective Date, each Settlement Class Member, including the Representative Plaintiffs, shall be deemed to have, and by operation of the Judgment shall have, fully, finally, and forever released, relinquished, and discharged all Released Claims. Further, upon the Effective Date of the settlement, and to the fullest extent permitted by law, each Settlement Class Member including the Representative Plaintiffs shall, either directly, indirectly, representatively, as a member of or on behalf of the general public, or in any capacity, be permanently barred and enjoined from commencing, prosecuting, or participating in any recovery in, any action in this or any other forum (other than participation in the settlement as provided herein) in which any of the Released Claims is asserted.
     6.2 Upon the Effective Date, TJX and Fifth Third shall be deemed to have, and by operation of the Judgment shall have, fully, finally, and forever released, relinquished, and discharged, Representative Plaintiffs, each and all of the Settlement Class Members, Settlement Class Co-Lead Counsel, and all other Plaintiffs’ Counsel who have consented to and joined in the settlement, from all claims, including Unknown Claims, based upon or arising out of the institution, prosecution, assertion, settlement or resolution of the Litigation or the Released Claims, except for enforcement of the Settlement Agreement as to such matters as pertain to each of them. Any other Claims or defenses TJX and Fifth Third may have against such Persons, including without limitation any Claims based upon or arising out of any retail, banking, debtor-creditor, contractual or other business relationship with such Persons, that are not based upon or do not arise out of the institution, prosecution, assertion, settlement or resolution of the Litigation or the Released Claims, are specifically preserved and shall not be affected by the preceding sentence.
     6.3 Upon the Effective Date, Fifth Third, on behalf of itself and its subsidiaries, divisions and affiliates (including, without limitation, Fifth Third Bank), and TJX, on behalf of itself and its subsidiaries, divisions and affiliates, shall be deemed to have, and by operation of the Judgment shall have, fully, finally, and forever released, relinquished, and discharged each other, and one another’s respective subsidiaries, divisions and affiliates, of and from only those Claims based upon or arising out of the institution, prosecution, assertion, settlement or resolution of the

Litigation or the Released Claims (except for the enforcement of the Settlement Agreement as to such matters as pertain to each of them), including (without limitation) any Claim for indemnification or contribution in respect of, or for attorneys’ fees or costs incurred by reason of, the Litigation or the Released Claims. Any other Claims they or their respective subsidiaries, divisions and affiliates may have against one another or their respective subsidiaries, divisions and affiliates are specifically preserved, including without limitation Claims for contribution or indemnity by contract or at common law not in respect of the Litigation or the Released Claims, Claims based upon or arising out of the institution, prosecution, assertion, settlement or resolution of the Claims asserted against them or either of them in the “financial institutions track” of the consolidated proceedings in the United States District Court for the District of Massachusetts, Claims based on their respective rights and duties under existing contracts with respect to fees, charges, penalties, assessments, fines, and allocations of loss by and all other obligations to payment card associations, and Claims based upon or arising out of any precompliance or compliance or noncompliance proceedings or any other proceedings under payment card association rules.
     6.4 Notwithstanding any term herein, TJX shall not have, or been deemed to have, released, relinquished, or discharged any Representative Plaintiff, Settlement Class Member, or Plaintiffs’ Counsel who have consented to and joined in the settlement, from any claim based on or arising out of any act of fraud, misrepresentation, or other misconduct in connection with the submission of any claim pursuant to the settlement set forth in this Settlement Agreement, or any claim against any of them based on or arising out of any failure to abide by the terms of the Settlement Agreement.
     6.5 Notwithstanding any term herein, neither TJX nor Fifth Third nor their respective subsidiaries, divisions or affiliates shall have or shall be deemed to have released, relinquished or discharged any Claim or defense against any Person other than each other, their respective subsidiaries, divisions and affiliates, Representative Plaintiffs, each and all of the Settlement Class Members, Settlement Class Co-Lead Counsel, and all other Plaintiffs’ Counsel who have consented to and joined in the settlement. Persons not released by TJX or Fifth Third or their respective subsidiaries, divisions or affiliates of any Claim or defense include, without limitation, the Released Acquiring Banks and their respective Related Parties.
     7. Plaintiffs’ Counsel’s Attorneys’ Fees, Costs, and Expenses
     7.1 The Settling Parties did not discuss attorneys’ fees, costs, and expenses, as provided for in ¶ 7.2, until after the substantive terms of the settlement had been agreed upon, other than that TJX would pay reasonable attorneys’ fees and expenses as may be agreed to by TJX and Settlement Class Co-Lead Counsel, and/or as ordered by the Court, or in the event of no agreement, then as ordered by the Court. TJX and Settlement Class Co-Lead Counsel then negotiated and agreed as follows:
     7.2 TJX has agreed to pay, subject to Court approval, up to the amount of $6,500,000.00 to Settlement Class Co-Lead Counsel for attorneys’ fees, and up to $150,000.00 to Settlement Class Co-Lead Counsel for reasonable costs and expenses, subject to reasonable documentation. Settlement Class Co-Lead Counsel, in their sole discretion, to be exercised reasonably, shall allocate and distribute the amount of attorneys’ fees, costs, and expenses awarded by the Court among Plaintiffs’ Counsel. If any Plaintiff’s Counsel disagrees with the allocation of fees and/or costs he or she has been awarded, they may after 14 days of the receipt of said award file a motion with the Court seeking an adjustment in said award. Settlement Class Co-Lead Counsel shall have 14 days to file a response to any such motion.
     7.3 Within 10 days of the Effective Date, TJX shall pay the attorneys’ fees, costs, and expenses, as set forth above in ¶ 7.2, to an account established by Settlement Class Co-Lead

Counsel. Settlement Class Co-Lead Counsel shall thereafter distribute the award of attorneys’ fees, costs, and expenses consistent with ¶ 7.2.
     7.4 The amount(s) of any award of attorneys’ fees, costs, and expenses is intended to be considered by the Court separately from the Court’s consideration of the fairness, reasonableness, and adequacy of the settlement. No order of the Court or modification or reversal or appeal of any order of the Court concerning the amount(s) of any attorneys’ fees, costs, or expenses awarded by the Court to Settlement Class Co-Lead Counsel shall affect whether the Judgment is Final or constitute grounds for cancellation or termination of this Settlement Agreement.
     8. Administration of Claims
     8.1 The Claims Administrator shall administer and calculate the claims submitted by Settlement Class Members under ¶ 2.1 and ¶ 2.2, except as provided otherwise therein. Settlement Class Co-Lead Counsel and TJX shall be given reports as to both claims and distribution, and have the right to review and obtain supporting documentation and challenge such reports if they believe them to be inaccurate or inadequate. The Claims Administrator’s determination of the validity or invalidity of any such claims shall be binding.
     8.2 Except as otherwise ordered by the Court, all Settlement Class Members who fail to timely submit a proof of claim for any benefits hereunder within the time frames set forth herein, or such other period as may be ordered by the Court, or otherwise allowed, shall be forever barred from receiving any payments or benefits pursuant to the settlement set forth herein, but will in all other respects be subject to and bound by the provisions of the Settlement Agreement, the releases contained herein, and the Judgment.
     8.3 No Person shall have any claim against the Claims Administrator, TJX, or Settlement Class Co-Lead Counsel based on distributions of benefits made substantially in accordance with the Settlement Agreement and the settlement contained herein, or further order(s) of the Court.
     8.4 All payments and distributions (including Voucher or Check-in-Lieu distributions) hereunder, unless expressly provided otherwise, shall be made within 90 days of the deadline for filing claims, or 90 days of the Effective Date, whichever is later.
     9. Conditions of Settlement, Effect of Disapproval, Cancellation or Termination
     9.1 The Effective Date of the settlement shall be conditioned on the occurrence of all of the following events:
          (a) the Court has entered the Order of Preliminary Approval and Publishing of Notice of a Final Fairness Hearing, as required by ¶ 3.1, hereof;
          (b) TJX has not exercised its option to terminate the Settlement Agreement pursuant to ¶ 9.3 hereof;
          (c) the Court has entered the Judgment granting final approval to the settlement as set forth herein; and
          (d) the Judgment has become Final, as defined in ¶ 1.6, hereof.
     9.2 If all of the conditions specified in ¶ 9.1 hereof are not satisfied, then the Settlement Agreement shall be canceled and terminated subject to ¶ 9.4 hereof, unless Settlement Class Co-Lead Counsel and counsel for TJX mutually agree in writing to proceed with the Settlement Agreement.
     9.3 Within 7 days after the deadline established by the Court for Persons to request exclusion from the Settlement Class, Settlement Class Co-Lead Counsel shall furnish to counsel for TJX a complete list of all timely and valid requests for exclusion (the “Opt-Out List”). TJX, in its sole discretion, shall have the option to terminate this Settlement Agreement if the aggregate number of Persons who submit valid and timely requests for exclusion from the Settlement Class exceeds 10,000 Persons eligible to be Settlement Class Members.
     9.4 In the event that the Settlement Agreement is not approved by the Court or the settlement set forth in the Settlement Agreement is terminated in accordance with its terms, (a) the Settling Parties shall be restored to their respective positions in the Litigation, and shall jointly request that all scheduled litigation deadlines shall be reasonably extended by the Court so as to avoid prejudice to any Settling Party or litigant, which extension shall be subject to the decision of the Court, and (b) the terms and provisions of the Settlement Agreement shall have no further force and effect with respect to the Settling Parties and shall not be used in the Litigation or in any other proceeding for any purpose, and any judgment or order entered by the Court in accordance with the terms of the Settlement Agreement shall be treated as vacated, nunc pro tunc. Notwithstanding any statement in this Settlement Agreement to the contrary, no order of the Court or modification or reversal on appeal of any order reducing the amount of attorneys’ fees, costs, and expenses awarded to Settlement Class Co-Lead Counsel shall constitute grounds for cancellation or termination of the Settlement Agreement.
     9.5 Settlement Class Co-Lead Counsel and TJX acknowledge that the Litigation includes six pending lawsuits filed against TJX as putative class actions in Canada (the “Canadian Actions”).3 Each Plaintiff in each of those actions (the “Canadian Plaintiffs”) agrees to the terms of the settlement set forth in this Settlement Agreement, including, without limitation, ¶ 6.1

[3]	Copithorn v. TJX Companies, Inc., et al., Q.B.G. No. 100 of A.D. 2007 (Court of Queen’s Bench of Saskatchewan, Judicial Centre of Regina); Churchman et al. v. TJX Companies, Inc., et al., Civ. No. 0701-000964 (Court of Queen’s Bench of Alberta, Judicial District of Calgary); Ryley v. TJX Companies, Inc., et al., Civ. No. 07 0278 Victoria (Supreme Court of British Columbia); Howick v. TJX Companies, Inc., et al., Civ. No. 06-000382-073 (Province of Quebec, District of Montreal); Churchman et al. v. TJX Companies, Inc., et al., Civ. No. 07-50449 (Court of Queen’s Bench of Manitoba, Winnipeg Centre); Wong et al. v. TJX Companies, Inc., et al., Civ. No. 07-ct-000272CP (Ontario Superior Court of Justice).

hereinabove and this ¶ 9.5, as signified by the signature of their counsel herein below. Settlement Class Co-Lead Counsel and TJX, with the Canadian Plaintiffs and the Canadian counsel signing this agreement on their behalf, stipulate and agree to a stay of the Canadian Actions pending implementation of the settlement contained in this Settlement Agreement through the Effective Date, and further stipulate and agree to secure in advance of the Effective Date such orders from the Canadian courts as may be necessary to implement the foregoing stay and further obtain, prior to the Effective Date, all orders necessary to dismiss the Canadian Actions with prejudice effective as of and no later than the Effective Date.
     10. Miscellaneous Provisions
     10.1 The Settling Parties: (a) acknowledge that it is their intent to consummate this agreement; and (b) agree to cooperate to the extent reasonably necessary to effectuate and implement all terms and conditions of this Settlement Agreement, and any applicable requirements under the Class Action Fairness Act of 2005, and to exercise their best efforts to accomplish the terms and conditions of this Settlement Agreement.
     10.2 The parties intend this settlement to be a final and complete resolution of all disputes between them with respect to the Litigation. The settlement compromises claims which are contested and shall not be deemed an admission by any Settling Party as to the merits of any claim or defense. The Settling Parties each agree that the settlement was negotiated in good faith by the Settling Parties, and reflects a settlement that was reached voluntarily after consultation with competent legal counsel. The Settling Parties reserve their right to rebut, in a manner that such party determines to be appropriate, any contention made in any public forum that the Litigation was brought or defended in bad faith or without a reasonable basis.
     10.3 Neither the Settlement Agreement nor the settlement contained therein, nor any act performed or document executed pursuant to or in furtherance of the Settlement Agreement or the settlement: (a) is or may be deemed to be or may be used as an admission of, or evidence of, the validity or lack thereof of any Released Claim, or of any wrongdoing or liability of any of the Released Persons; or (b) is or may be deemed to be or may be used as an admission of, or evidence of, any fault or omission of any of the Released Persons, in any civil, criminal, or administrative proceeding in any court, administrative agency, or other tribunal. Any of the Released Persons may file the Settlement Agreement and/or the Judgment in any action that may be brought against them in order to support a defense or counterclaim based on principles of res judicata, collateral estoppel, release, good faith settlement, judgment bar or reduction or any other theory of claim preclusion or issue preclusion or similar defense or counterclaim.
     10.4 Representative Plaintiffs shall be entitled to reasonable confirmatory discovery from TJX to be conducted by Settlement Class Co-Lead Counsel. The period for confirmatory discovery shall begin as of the date of this Settlement Agreement (i.e., the Amended Settlement Agreement) and shall last for a period until November 30, 2007. Defendants shall cooperate in good faith to make such confirmatory discovery possible. At the conclusion of confirmatory discovery, Settlement Class Co-Lead Counsel shall, based upon all facts known to them, determine in good faith whether in their opinion the settlement is fair, reasonable and adequate. If Settlement Class Co-Lead Counsel determine that the settlement is not in their opinion fair, reasonable and adequate, Settlement Class Co-Lead Counsel shall terminate the Settlement and give notice to defendants of such termination within 10 days after confirmatory discovery concludes. In such case, the settlement shall be null and void, and the parties shall return to their original positions. TJX may defer incurring costs for notice under ¶ 3.2, and/or providing such notice under ¶ 3.2, until the period for Settlement Class Co-Lead Counsel to terminate the settlement pursuant to this paragraph has expired without Settlement Class Co-Lead Counsel taking such action.

     10.5 All documents and materials provided by TJX in confirmatory discovery shall be returned to TJX, pursuant to ¶ 21 of the Stipulated Protective Order entered by the Court on July 2, 2007, within 60 days of the Effective Date.
     10.6 The Settlement Agreement may be amended or modified only by a written instrument signed by or on behalf of all Settling Parties or their respective successors-in-interest.
     10.7 This Settlement Agreement, together with the Exhibits attached hereto, constitutes the entire agreement among the parties hereto (and supersedes, in all respects, the Settlement Agreement entered into by and among the Settling Parties dated as of September 21, 2007, together with the Exhibits attached thereto) and no representations, warranties, or inducements have been made to any party concerning the Settlement Agreement other than the representations, warranties, and covenants contained and memorialized in such document. Except as otherwise provided herein, each party shall bear its own costs.
     10.8 Settlement Class Co-Lead Counsel, on behalf of the Settlement Class, are expressly authorized by the Representative Plaintiffs to take all appropriate actions required or permitted to be taken by the Settlement Class pursuant to the Settlement Agreement to effectuate its terms and also are expressly authorized to enter into any modifications or amendments to the Settlement Agreement on behalf of the Settlement Class which they deem appropriate.
     10.9 Each counsel or other Person executing the Settlement Agreement on behalf of any party hereto hereby warrants that such Person has the full authority to do so.
     10.10 The Settlement Agreement may be executed in one or more counterparts. All executed counterparts and each of them shall be deemed to be one and the same instrument. A complete set of original executed counterparts shall be filed with the Court.
     10.11 The Settlement Agreement shall be binding upon, and inure to the benefit of, the successors and assigns of the parties hereto.

     10.12 The Court shall retain jurisdiction with respect to implementation and enforcement of the terms of the Settlement Agreement, and all parties hereto submit to the jurisdiction of the Court for purposes of implementing and enforcing the settlement embodied in the Settlement Agreement.
     10.13 This Settlement Agreement shall be considered to have been negotiated, executed and delivered, and to be wholly performed, in the Commonwealth of Massachusetts, and the rights and obligations of the parties to the Settlement Agreement shall be construed and enforced in accordance with, and governed by, the internal, substantive laws of the Commonwealth of Massachusetts without giving effect to that State’s choice of law principles.
     10.14 As used herein, “he” means “he, she, or it;” “his” means “his, hers, or its,” and “him” means “him, her, or it.”
     10.15 All dollar amounts are in United States dollars, unless otherwise expressly stated.
     10.16 All agreements made and orders entered during the course of the Litigation relating to the confidentiality of information shall survive this Settlement Agreement.
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     IN WITNESS WHEREOF, the parties hereto have caused the Settlement Agreement to be executed, by their duly authorized attorneys.

Counsel for The TJX Companies, Inc.

/s/ Harvey J. Wolkoff

Harvey J. Wolkoff
Mark P. Szpak
ROPES & GRAY LLP
One International Place
Boston, MA 02110-2624
(617) 951-7000
hwolkoff@ropesgray.com
mszpak@ropesgray.com

Counsel for Fifth Third Bancorp

/s/ W. Breck Weigel

W. Breck Weigel
VORYS SATER SEYMOUR AND PEASE LLP
Atrium Two, Suite 2000
221 East Fourth Street
Cincinnati, OH 45202
(513) 723-4078
wbweigel@vssp.com

Robert N. Webner
VORYS SATER SEYMOUR AND PEASE LLP
52 E. Gay Street
P.O. Box 1008
Columbus, OH 43215
(614) 464-8243
rnwebner@vssp.com

/s/ James R. Carroll

James R. Carroll
SKADDEN, ARPS, SLATE, MEAGHER &
FLOM, LLP
One Beacon Street
Boston, Massachusetts
(617) 573-4800
jcarroll@skadden.com
Settlement Class Co-Lead Counsel
(in alphabetical order)

/s/ Ben Barnow

Ben Barnow
BARNOW AND ASSOCIATES, P.C.
1 North LaSalle, Suite 4600
Chicago, IL 60602
(312) 621-2000
b.barnow@barnowlaw.com

/s/ Lester L. Levy

Lester L. Levy
WOLF POPPER LLP
845 Third Avenue
New York, NY 10022
(212) 759-4600
llevy@wolfpopper.com

/s/ Sherrie R. Savett

Sherrie R. Savett
BERGER & MONTAGUE, P.C.
1622 Locust Street
Philadelphia, PA 19103
(215) 875-3000
ssavett@bm.net

Counsel for Canadian Plaintiffs,
pursuant to ¶ 9.5 hereinabove

/s/ E.F. Anthony Merchant

E.F. Anthony Merchant, Q.C.
MERCHANT LAW GROUP LLP
2401 Saskatchewan Drive
Regina, Canada S4P 4H8
(306) 359-7777
tmerchant@merchantlaw.com